COLLABORATION AGREEMENT

This Collaboration Agreement (the "Agreement") is entered into as of December 26, 2006 (the "Effective Date") by and between Brainstorm Cell Therapeutics Inc., a Deleware corporation ("Brainstorm"), and Fundacion para la Investigacion Medica Aplicada ("**FIMA** ").

Introduction

WHEREAS, Brainstorm is in the business of developing adult stem cell therapies for the treatment of neurodegenerative diseases and is the legal and full owner of the rights to use the adult stem cell therapy (the "Therapy") described in Annex 1;

WHERAS, **FIMA** is a foundation dedicated to the promotion and support of the research and development of a variety of biomedical disease therapies joined to a group of investor enterprises (UTE) and two participated companies for product development (Proyecto Biomedicina CIMA and Digna Biotech);

and

WHEREAS, Brainstorm and **FIMA** desire to enter into a collaborative relationship pursuant to which, among other things: (a) the parties will conduct clinical trials of the Therapy in monkeys pursuant to the plan set forth in below Clause 1; (b) depending on the outcome of the monkey trials and upon agreement between the parties, the parties will conduct clinical human trials of the Therapy, and (c) the parties will work together to obtain all necessary approvals from the European Medicines Agency for the commercialization of the Therapy;

Agreement

Now, therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Scientific Team. Promptly after the date of this Agreement, the parties will form a join scientific team comprised of 3 representatives from Brainstorm and __6__ representatives from **FIMA**. The scientific team will jointly create a detailed plan for the conduct of the Monkey Trials of the Therapy . The lead scientific professional from Brainstorm shall be Prof. Eldad Melamed and the lead scientific professional from **FIMA** shall be Prof. Jose Obeso. The scientific team shall be responsible for planning and overseeing the monkey clinical trials, and for facilitating information exchange between the parties. If the monkey trial are successfully completed, then as determined by agreement between the parties, the parties shall use its best efforts to conduct human clinical trials. The regulation for this second part (human clinical trials) shall be agreed between Brainstorm and FIMA and annexed to this agreement.

2. Decision-Making. Decisions of the scientific team shall be made by developing a consensus among the members of the scientific team. If the scientific team fails to reach unanimous consent on a particular matter, then either party may, by written notice to the other, have such issue referred to the Chief Executive Officer of Brainstorm (Yoram Drucker) and the

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Chief Executive Officer of **FIMA** (Mr. Fernando De La Puente), for attempted resolution by good-faith negotiations within 30 days after such notice is received.

3. Budget for Monkey Trials. Brainstorm and **FIMA** expect that the aggregate budget for completing the Monkey Trials will be approximately 120,000 euro. Brainstorm and **FIMA** shall each contribute 50% towards the completion of the monkey clinical trials. FIMA will pay for the expenses related to the Monkey Trials and afterwards will invoice to Brainstorm the 50% of the costs in a detailed budget into the different headings. If the budget for the completion of the monkey trials exceeds 120,000 euro, then Brainstorm and **FIMA** shall mutually determine how to finance the amount in excess of 120,000 euro. In case FIMA and Brainstorm do not reach any agreement to such extent, each party shall pay for 50% of the complete budget.

The Parties will each use their reasonable endeavours to apply for funds in order to cover the research costs of Monkey trials. This funds will be shared at 50% by the parties regardless which part has achieved the funds .

4. Location. The parties agree that the monkey trials and the human clinical trials (if any) shall be conducted at **FIMA**'s facilities in Pamplona, Spain. **FIMA** shall grant to Brainstorm and its representatives access to the facilities at reasonable times and when necessary for the project in accordance with the plan developed by Brainstorm and **FIMA**.

5. Human Clinical Trials. Brainstorm and **FIMA** expect that upon successful completion of the Monkey Trials of the Therapy in accordance with the above provisions, the parties will by mutual agreement establish a plan for the conduct of human clinical trials of the Therapy. This plan will be scheduled and annexed to the current agreement only in case both parties agree to carried it out.

6. Funding of Human Clinical Trials. Brainstorm and **FIMA** will work to establish a budget for the human clinical trials of the Therapy. Upon establishing a budget, **FIMA** shall have the option, but not the obligation, to finance a portion of the human clinical trials in such amount and on such terms and conditions as are mutually agreed to by Brainstorm and **FIMA** .

7. Royalties.

(a) Upon commercialization of the Therapy by Brainstorm for the treatment of Parkinson's disease (the "Parkinson's Therapy"), if ever, Brainstorm shall pay **FIMA** (or an entity designated by **FIMA**) a royalty (the "Royalty") on all Net Revenues[1] received by Brainstorm from the sale of the Parkinson's Therapy in Portugal, Spain, France and the Netherlands (the "Covered Territories").

(b) If **FIMA** has contributed an aggregate of at least 50% of the total costs of conducting and completing the monkey clinical trials, then the Royalty shall be equal to 1% of

[1] Net Revenues" means the gross selling price of the Therapy less sales or use taxes that Brainstorm is under a legal obligation to pay

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all Net Revenues received by Brainstorm from the sale of the Parkinson's Therapy in the Covered Territories until Brainstorm has paid **FIMA** 200% of the aggregate amount contributed by **FIMA** to the completion of the monkey clinical trials. Thereafter, Brainstorm shall pay **FIMA** a Royalty equal to 0.6% of all net revenues received by Brainstorm from the sale of the Parkinson's Therapy in the Covered Territories until the termination of the relevant patent.

(c) If **FIMA** has contributed an aggregate of at least 50% of the total costs of conducting and completing both the Monkey Trials and the human clinical trials, then the Royalty shall be equal to 3% of all net revenues received by Brainstorm from the sale of the Parkinson's Therapy in the Covered Territories until Brainstorm has paid **FIMA** an aggregate amount equal to 200% of the aggregate amount contributed by **FIMA** to the completion of the Monkey Trials and the human clinical trials. Thereafter, Brainstorm shall pay **FIMA** a Royalty equal to 2% of all net revenues received by Brainstorm from the sale of the Parkinson's Therapy in the Covered Territories until the termination of the relevant patent.

(d) If **FIMA** has contributed an aggregate of less than 50% of the total costs of conducting and completing both the Monkey Trials and the human clinical trials, then the Royalty shall be reduced from the amounts described above by an appropriate proportionate amount to be mutually agreed upon by Brainstorm and **FIMA** .

(e) Brainstorm shall keep complete and accurate records of the underlying gross revenue data relating to the Royalty payments required by this Agreement. **FIMA** will have the right once annually at its own expense to have an independent, certified public accountant, selected by **FIMA** , review any such records of Brainstorm in the location(s) where such records are maintained upon reasonable notice and during Brainstorm's regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of the Royalty payments made pursuant to this Agreement. The above royalty rates shall not be applied cumulatively. Thus, only one Royalty shall be paid in respect of each sale.

8. Building of Future Laboratory. If the monkey trial and/or the human clinical trials result in the successful commercialization of the Therapy, FIMA may establish and build a laboratory that will do the production of the stem cells for the Brainstorm's therapies, such laboratory to be located within or near **FIMA** 's facilities in Pamplona or Madrid, Spain. In such a case, then a new agreement for this joint venture should be reached between the parties.

9. Insurance. The parties shall procure adequate insurance of the types and in such amounts as are customary in Brainstorm's industry with respect to the Monkey Trials. . If FIMA was interested in going ahead with the Human clinical trials then the amounts for insurance shall be included in the budget to be agreed between the parties and shall be paid as agreed between the parties.

10. European Medicines Agency.

(a) **FIMA** or any company acting on behalf of FIMA shall be responsible for preparing all forms, applications, registrations, filings and any other required data, information and documents that are required to obtain all necessary approvals from the European Medicines

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Agency and Brainstorm shall reasonably collaborate in such activities. FIMA will reasonably collaborate with Brainstorm to apply for the authorization for the marketing, sale and commercialization of all Therapies that result from the monkey trial and/or the human clinical trials. Brainstorm shall be responsible for the filing of all such forms and applications prepared by **FIMA** or the designated company. Each party shall cooperate with and provide reasonable support to the other party in performing its activities with respect to the European approval process. Brainstorm shall have the right to reasonably review and comment on all applications and filings in accordance with specific timelines or other arrangements agreed upon between Brainstorm and **FIMA**. Brainstorm shall own all rights and interests in and to all regulatory submissions, including all applications and associated government licenses, approvals, and certificates for any Therapy that is developed during the course of this Agreement

(b) Every three months **FIMA** shall prepare and deliver to Brainstorm a comprehensive report describing in reasonable detail the status of the European approval process.

(c) **FIMA** shall not transfer title, sub-license or otherwise attempt in any manner to dispose of any application or other government licenses, approvals or certificates for any Therapy developed during the course of this Agreement, or otherwise impair Brainstorm's rights in such filings, or other government licenses, approvals or certificates.

(d) **FIMA** shall pay 50% of all costs relating to obtaining all necessary approvals from the European Medicines Agency pursuant to this Agreement related to the monkey trials, and Brainstorm shall pay 50% of all such costs.
For the clinical trial in humans, this task will be part of the total cost of the trial and handle for an experienced CRO. The cost of this process in both monkey and human trials will be consider part of the investment of FIMA in the project as set forth in clauses 3 and 6

11. Ownership of Intellectual Property. **FIMA** hereby agrees that all inventions, discoveries, ideas, therapies, cell lines, compounds, pharmaceuticals, concepts, techniques, treatments, computer programs, data, technology, designs, innovations, information, improvements and all other items whatsoever (whether or not patentable and whether or not copyrightable) which are related with the Therapy ("Inventions") which are made, conceived, reduced to practice, created, written, designed or developed, whether by Brainstorm or **FIMA** , in connection with this Agreement, or that in any way arise from, relate to or are generated from the collaboration between Brainstorm and **FIMA** described in this Agreement, whether during normal business hours or otherwise, during the term of this Agreement or thereafter, shall be the sole property Brainstorm, unless such inventions were previously owned, fully or in part, by **FIMA** or are exclusively related with an Invention previously owned, fully or in part, by **FIMA**. **FIMA** hereby assigns to Brainstorm all Inventions in the United States and elsewhere and appoints any officer of Brainstorm as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of Brainstorm and at Brainstorm's expense, **FIMA** shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to Brainstorm and to assist Brainstorm in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.

12. Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a third party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such third party. Brainstorm shall have the sole right to control any defense of any such claim involving alleged infringement of third party rights by Brainstorm's activities at its own expense and by counsel of its own choice, and **FIMA** shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. **FIMA** shall have the sole right to control any defense of any such claim involving alleged infringement of third party rights by **FIMA** 's activities at its own expense and by counsel of its own choice, and Brainstorm shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 7 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld).

13. Confidential Information.

(a) Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the parties, the parties hereby agree that, during the term of this Agreement and at all times thereafter, both parties shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any confidential or proprietary information of the other party furnished to in connection with this Agreement or which any of the parties learn or become aware of as a result of its relationship with the other party or any information developed as part of the clinical trials to be conducted by the parties hereunder (collectively, "Confidential Information"). Confidential Information shall also include, without limitation all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by any of the parties, including, without limitation, any inventions, discoveries, computer programs, data, technology, designs, innovations and improvements, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee lists.

(b) The parties may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The parties will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The parties will promptly notify Brainstorm upon discovery of any unauthorized use or disclosure of the Confidential Information.

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14. Termination. This Agreement shall terminate in its entirety, upon (a) the mutual written agreement of Brainstorm and **FIMA** , (b) by Brainstorm if **FIMA** abandons the Monkey Trials and/or human clinical trials or the European approval process (when applicable); (c) by **FIMA** if Brainstorm abandons the Monkey Trials and/or human clinical trials or the European approval process (when applicable); (d) the bankruptcy filing of either party (whether voluntarily or involuntary) or the otherwise insolvency, dissolution, winding up of either party or the assignment of either party's assets for the benefit of creditors; (e) if either party has breached this Agreement, then at the discretion of the other party upon ten days' written notice, provided that the breaching party shall have such ten-day period to cure such breach; or (f) immediately upon any party 's violation or threatened violation of Section 8 hereof.

15. Governing Law.

It is the volition of the parties to expressly tent to resolve any controversy, question or incident that arises among the parties in relation to this agreement in amicable form.
Since the tasks covered by the current agreement will be carried out in the Center for Applied Medical Research in Pamplona (SPAIN), then the agreement shall be governed by the laws of Spain in the Pamplona´s Courts. If the tasks covered by this agreement are developed in other countries, then the current one will be affected by each country ´s laws.

16. No Assignment. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party and any purported attempt to do so shall be void.

17. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Brainstorm:

Yoram Drucker
Bazel 12 st.
Petach Tikva
Israel 10019
Facsimile: +972-3-9236385

With a copy to:
Thomas B. Rosedale
BRL Law Group LLC
31 St. James Avenue, Suite 850

Boston, MA 02116
Facsimile: (617) 399-6930

If to **FIMA** :

Fernando de la Puente
Avda. Pio XII 55.
31008-Pamplona
Spain
Tfno: 00 35 948 19 47 00
fpuente@unav.es

With a copy to:

Elías Rodriguez Toral
Avda. Pio XII 55.
31008-Pamplona
Spain
Tfno: 00 35 948 19 47 00
etoral@unav.es

18. Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

19. Public Announcements. Neither party may issue any press releases or make other public announcements regarding this Agreement and the collaboration between the parties without the prior written consent of the other party. Notwithstanding the foregoing, Brainstorm shall have the right to disclose the existence of this Agreement and the terms and conditions hereof pursuant to any securities or other laws which require such disclosure.

20. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of a signature page of this Agreement by one party to the other party via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

22. Interpretation. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provision of this agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BRAINSTORM CELL THERAPEUTICS INC.

By: yoram Drucker
Name: YORAM DRUCKER
Title: COO

FUNDACION PARA LA INVESTIGACION MEDICA APLICADA

By:
Name: FRANCISCO ERRASTI
Title: General Manager

FUNDACIÓN PARA LA INVESTIGACIÓN MÉDICA APLICADA